Exhibit 99.1

Contacts:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS APPOINTS NEW EXECUTIVE OFFICERS

Alessandro Benedetti Appointed as Executive Chairman

John Hardy Appointed as Chief Executive Officer

HOUSTON, TX – June 7, 2011 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announced that its Board of Directors has appointed Alessandro Benedetti as the Fund’s Executive Chairman and John Hardy as the Fund’s Chief Executive Officer. Previous to their appointments, Mr. Benedetti was an independent member of the Fund’s Board of Directors, and Mr. Hardy was the Fund’s Executive Chairman.

Mr. Benedetti, age 49, is an Italian national with decades of business experience in a diverse range of industries including telecoms, agro-industrial engineering, mining, real estate, renewable and non-renewable energy and investment companies. He is fully conversant with business conditions and operating procedures in the world's key markets, especially Western and Eastern Europe, Scandinavia, CIS, Africa, North America and the Middle East.

From 2002 onward, Mr. Benedetti began structuring the acquisition of a controlling interest in Italian telecom giant WIND Telecom, and he subsequently formed a consortium to close a €17.2bn leveraged buyout in 2005, which at that time, was the largest deal of its type in Europe.

Since December 2008, Mr. Benedetti has been a non-executive director of Versatile Systems Inc., a technology consulting company, which is listed on the TSX Venture Exchange and the AIM market of the London Stock Exchange. Since August of 2010 he has also been a non-executive director of Cadogan Petroleum plc, which is listed on the London Stock Exchange.

Mr. Hardy, age 60, has served as the Fund’s Executive Chairman since June 2010. He has extensive experience in the insurance, finance and banking sectors, as well as mergers and acquisitions. For the past 13 years he has also been the Chairman and Chief Executive Officer of Versatile Systems Inc.

Commenting on the new appointments, Robert Knauss, non-Executive Chairman of the Fund, stated: “We are delighted with the appointments of Alessandro Benedetti as our Executive Chairman and John Hardy as our Chief Executive Officer. We believe that Mr. Benedetti’s considerable international relationships and business experience will be a substantial benefit to the Fund and its shareholders. Further, the appointment of Mr. Hardy as the Fund’s CEO is an acknowledgement of the contributions Mr. Hardy has provided and continues to provide the Fund in a senior executive capacity.”

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.